Exhibit 99.1

West Corporation	AT THE COMPANY:
11808 Miracle Hills Drive	David Pleiss
Omaha, NE 68154	Investor Relations
(402) 963-1500
dmpleiss@west.com
West Corporation Reports First Quarter 2008 Results
Company Updates 2008 Guidance
OMAHA, NE, April 17, 2008 — West Corporation, a leading provider of outsourced communication solutions, today announced its first quarter 2008 results.
Financial Summary (unaudited)
(Dollars in millions)

	Three Months Ended
	March 31,
			Percent
	2008	2007	Change
Revenue	$525.8	$508.6	3.4%
Adjusted EBITDA[1]	$137.7	$145.4	-5.3%
Adjusted EBITDA Margin	26.2%	28.6%
Adjusted EBITDA Excl. Interest Income[1]	$136.5	$141.0	-3.2%
Cash Flow from Operations	$24.0	$81.9	-70.7%

[1]	See Reconciliation of Financial Measures below.

Consolidated Operating Results
For the first quarter ended March 31, 2008, revenues were $525.8 million compared to $508.6 million for the same quarter last year, an increase of 3.4 percent. Revenue from acquired entities2 accounted for $27.2 million of the increase during the first quarter.
During the quarter, the Company recorded a $24.2 million reduction in revenue in its Receivables Management segment from an allowance for impairment of purchased accounts receivable. This impairment was due to reduced liquidation rates on existing portfolios associated with weaker economic conditions for consumers which resulted in a weaker than expected collection environment. This impairment charge resulted in a 390 basis point reduction in consolidated first quarter operating margin. In addition, minority interest was reduced by $5.6 million to account for the minority owner’s share of this impairment. “We reduced our purchases of portfolio receivables to $22.5 million in the first quarter of 2008 compared to $36.9 million in the first quarter of 2007 due to the changing economic conditions,” stated Paul Mendlik, Chief Financial Officer of West Corporation.
Excluding the $24.2 million revenue impairment charge, consolidated revenue grew 8.3 percent to $551.0 million. Organic growth before the impairment charge was 3 percent for the quarter.
Debt Funding
During the quarter, the Company entered into a $134 million commitment to increase its Senior Secured Credit Facility to support the expected acquisition of Genesys Conferencing. The Company is also evaluating the placement of $125 million in Euro-based debt to support this acquisition.
The Company has agreements with affiliates of Cargill Financial Services Corp. (“Cargill”) to evaluate and finance purchases of charged-off receivable portfolios through the end of 2008. Cargill has expressed a desire to modify the terms of those agreements, effective immediately, in a way which would be less favorable to West Corporation. These changes, if implemented, are not expected to have a material impact on the consolidated results of West Corporation. The Company is currently evaluating its financing sources to support its portfolio receivable purchases but expects to fund its existing forward flow purchase commitments with the Cargill facility through the end of 2008.
2008 Guidance
As a result of the impairment charge in the Receivables Management segment and the anticipation of a difficult economic and operating environment, the Company now

[2]	Acquired entities include CenterPost Communications, Inc. (acquired in February 2007) and TeleVox Software, Incorporated (acquired in March 2007) in the Communications Services segment and Omnium Worldwide, Inc. (acquired in May 2007) in the Receivables Management segment.

anticipates the following results for the year ending December 31, 2008. This guidance does not include the proposed acquisition of Genesys Conferencing and assumes no additional acquisitions or changes in the current operating environment.

	Original	Updated
	Guidance	Guidance
Revenue ($B)	$2.20 - $2.275	$2.19 - $2.225
Adjusted EBITDA ($M)	$600 - $625	$580 - $605
Cash Flow from Operations ($M)	$235 - $260	$215 - $240
Capital Expenditures ($M)	$105 - $120	$100 - $115
Balance Sheet and Liquidity
At March 31, 2008, West Corporation had cash and cash equivalents totaling $126.5 million and working capital of $197.3 million. The $40.7 million increase in working capital in the first quarter of 2008 over the first quarter of 2007 is due primarily to a reduction in accounts payable and accrued expenses due to timing of payments. This also resulted in a reduction of cash flow from operating activities, which was $24.0 million for the first quarter of 2008. First quarter depreciation expense was $24.7 million and amortization expense was $17.5 million. Adjusted EBITDA for the first quarter was $137.7 million, or 26.2 percent of revenue. The accounts receivable portfolio impairment reduced Adjusted EBITDA by $0.6 million for the quarter. A reconciliation of Adjusted EBITDA to cash flow from operating activities is presented below.
During the quarter, the Company invested $30.5 million in capital expenditures primarily for information technology systems, software and equipment.
Conference Call
The Company held a conference call to discuss these topics on Thursday, April 17, 2008 at 11:00 AM Eastern Time (10:00 AM Central Time). A replay of the call is available on the Company’s website at www.west.com.
About West Corporation
West Corporation is a leading provider of outsourced communication solutions to many of the world’s largest companies, organizations and government agencies. West helps its clients communicate effectively, maximize the value of their customer relationships and drive greater profitability from every interaction. The Company’s integrated suite of customized solutions includes customer acquisition, customer care, automated voice services, emergency communications, conferencing and accounts receivable management services.

Founded in 1986 and headquartered in Omaha, Nebraska, West has a team of 42,000 employees based in North America, Europe and Asia. For more information, please visit www.west.com.
Forward Looking Statements
This press release contains forward looking statements. Forward-looking statements can be identified by the use of words such as “may,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “intends,” “continue” or similar terminology. These statements reflect only West’s current expectations and are not guarantees of future performance or results. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those contained in the forward-looking statements. These risks and uncertainties include the ability to integrate or achieve the objectives of our recent acquisitions, West’s ability to complete future acquisitions, competition in West’s highly competitive industries, extensive regulation in many of West’s markets, West’s ability to recover on its charged-off consumer receivables, capacity utilization of West’s contact centers, the cost and reliability of voice and data services, availability of key personnel and employees, the cost of labor and turnover rates, the political, economic and other conditions in countries where West operates, the loss of any key clients, West’s ability to purchase, and finance the acquisition of, charged-off receivable portfolios on acceptable terms and in sufficient amounts, the nature of West’s forward flow contracts, the non-exclusive nature of West’s client contracts and the absence of revenue commitments, the possibility of an emergency interruption to West’s data and contact centers, acts of terrorism or war, security or privacy breaches of West’s systems and databases, West’s ability to protect proprietary information or technology, West’s ability to continue to keep pace with technological developments, the cost of pending and future litigation and other risk factors described in documents filed by the company with the United States Securities and Exchange Commission including West’s annual report on Form 10-K for the year ended December 31, 2007. These forward-looking statements speak only as of the date on which the statements were made. West undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

WEST CORPORATION
CONDENSED STATEMENTS OF OPERATIONS
(Unaudited, in thousands except selected operating data)

	Three Months Ended March 31,		%
	2008	2007	Change
Revenue	$525,755	$508,633	3.4%
Cost of services	250,560	218,985	14.4%
Selling, general and administrative expenses	206,128	193,063	6.8%

Operating income	69,067	96,585	-28.5%
Interest expense	74,159	80,189	-7.5%
Other expense (income), net	(434)	(3,929)	89.0%

Income before tax	(4,658)	20,325	122.9%
Income tax expense (benefit)	(739)	7,408	110.0%
Minority Interest	(2,715)	3,898	-169.7%

Net income (loss)	$(1,204)	$9,019	113.3%

SELECTED SEGMENT DATA:
Revenue:
Communication Services	$280,333	$272,667	2.8%
Conferencing	195,644	176,166	11.1%
Receivables Management	51,116	61,123	-16.4%
Inter segment eliminations	(1,338)	(1,323)	-1.1%

Total	$525,755	$508,633	3.4%

Operating Income:
Communication Services	$30,552	$36,298	-15.8%
Conferencing	51,232	46,698	9.7%
Receivables Management	(12,717)	13,589	-193.6%

Total	$69,067	$96,585	-28.5%

Operating Margin:
Communication Services	10.9%	13.3%	-18.0%
Conferencing	26.2%	26.5%	-1.1%
Receivables Management	-24.9%	22.2%	-212.2%

Total	13.1%	19.0%	-31.1%

SELECTED OPERATING DATA ($M):
Share-based compensation expense recognized	0.3	0.3
Cash flow from operations	24.0	81.9
Term loan facility	2,370.4	2,259.3
Senior notes	650.0	650.0
Senior subordinated notes	450.0	450.0

	Condensed Balance Sheets
	March 31,	December 31,	%
	2008	2007	Change
Current assets:
Cash and cash equivalents	$126,521	$141,947	-10.9%
Trust cash	13,298	10,358	28.4%
Accounts receivable, net	300,147	289,480	3.7%
Portfolio receivables, current	70,047	77,909	-10.1%
Deferred income taxes receivable	30,960	33,718	-8.2%
Other current assets	57,771	44,463	29.9%

Total current assets	598,744	597,875	0.1%
Net property and equipment	301,637	298,645	1.0%
Portfolio receivables, net	121,744	132,233	-7.9%
Goodwill	1,331,117	1,329,978	0.1%
Other assets	460,378	487,759	-5.6%

Total assets	$2,813,620	$2,846,490	-1.2%

Current liabilities	$401,478	$410,080	-2.1%
Long Term Obligations	3,480,961	3,495,529	-0.4%
Other liabilities	138,432	138,297	0.1%

Total liabilities	4,020,871	4,043,906	-0.6%
Minority interest	8,293	12,937	-35.9%
Class L common stock	1,062,574	1,029,782	3.2%
Stockholders’ deficit	(2,278,118)	(2,240,135)	1.7%

Total liabilities and stockholders’ deficit	$2,813,620	$2,846,490	-1.2%

Reconciliation of Financial Measures
The common definition of EBITDA is “Earnings Before Interest Expense, Taxes, Depreciation and Amortization.” In evaluating liquidity, we use earnings before interest expense, share based compensation, taxes, depreciation and amortization, minority interest, non-recurring litigation settlement costs, other non-cash reserves, transaction costs and after acquisition synergies and excluding unrestricted subsidiaries, or “Adjusted EBITDA.” We also use “Adjusted EBITDA Excluding Interest Income,” which we define as earnings before interest expense and non-recurring interest income, share based compensation, taxes, depreciation and amortization, minority interest, non-recurring litigation settlement costs, other non-cash reserves, transaction costs and after acquisition synergies and excluding unrestricted subsidiaries. EBITDA, Adjusted EBITDA and Adjusted EBITDA Excluding Interest Income are not measures of financial performance or liquidity under generally accepted accounting principles (“GAAP”). EBITDA, Adjusted EBITDA and Adjusted EBITDA Excluding Interest Income should not be considered in isolation or as a substitute for net income, cash flow from operations or other income or cash flow data prepared in accordance with GAAP. Adjusted EBITDA and Adjusted EBITDA Excluding Interest Income, as presented, may not be comparable to similarly titled measures of other companies. Adjusted EBITDA and Adjusted EBITDA Excluding Interest Income are presented as we understand certain investors use them as one measure of our historical ability to service debt. Adjusted EBITDA is also used in our debt covenants. Set forth below is a reconciliation of EBITDA, Adjusted EBITDA and Adjusted EBITDA Excluding Interest Income to cash flow from operations.

	Three Months Ended Mar. 31,
Amounts in thousands	2008	2007

Cash flow from operating activities	$24,022	$81,928
Income tax expense (benefit)	(739)	7,408
Deferred income tax (expense) benefit	4,159	(6,690)
Interest expense	74,159	80,189
Allowance for impairment of purchased accounts receivable	(24,240)	—
Minority interest in earnings, net of distributions	4,643	280
Provision for share based compensation	(312)	(310)
Debt amortization	(3,621)	(3,751)
Other	88	438
Changes in operating assets and liabilities, net of business acquisitions	36,262	(25,044)

EBITDA	114,421	134,448
Minority interest	(2,715)	3,898
Provision for share based compensation	312	310
Recapitalization costs	1,000	4,132
Acquisition synergies and costs	351	1,762
Site closures and non-cash portfolio impairments	23,606	—
Asset impairment	739	—
Vertical Alliance adjustment	—	835

Adjusted EBITDA	$137,714	$145,385

Interest income	1,240	4,430

Adjusted EBITDA Excluding Interest Income	$136,474	$140,955